FIRST TRUST EXCHANGE-TRADED FUND II
                       120 EAST LIBERTY DRIVE, SUITE 400
                            WHEATON, ILLINOIS 60187



                               February 15, 2011


Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549



      Re:      First Trust NASDAQ CEA Smartphone Index Fund (the "Fund")
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Ladies and Gentlemen:

      The undersigned, First Trust Exchange-Traded Fund II (the "Registrant") and First Trust Portfolios L.P., the principal underwriter of the Fund, pursuant to the provisions of Rule 461 of the General Rules and Conditions of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, hereby respectfully request that the Commission grant acceleration of the effectiveness of Post-Effective Amendment No. 43 to the Registrant's Registration Statement on Form N-1A (Registration No. 333-143964), filed on February 15, 2011, so that the same may become effective at 1:00 p.m., Eastern Time on February 15, 2011, or as soon thereafter as practicable.

                                       Very truly yours,

                                       First Trust Exchange-Traded Fund II


                                       By: /s/ W. Scott Jardine
                                          ----------------------------------
                                             W. Scott Jardine, Secretary

                                       First Trust Portfolios L.P.


                                       By: /s/ W. Scott Jardine
                                          ----------------------------------
                                             W. Scott Jardine, Secretary